EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS

                                                          THREE MONTHS ENDED SEPTEMBER 30,        NINE MONTHS ENDED SEPTEMBER 30,
                                                               1996              1995                  1996               1995
                                                         --------------     -------------        --------------      -------------
Weighted average common shares outstanding                  13,834,919         8,002,796            12,673,911          6,486,681

Dilutive incremental shares assumed to be outstanding        1,543,167                 -             1,540,522                  -
  related to stock options and warrants

Weighted average common and common
  equivalent shares used in the computation of           --------------     -------------        --------------      -------------
  net income (loss) per share                               15,378,086         8,002,796            14,214,433          6,486,681
                                                         ==============     =============        ==============      =============

Net income (loss)                                        $  13,188,266      $ (3,449,045)        $  11,444,270       $ (8,542,743)
                                                         ==============     =============        ==============      =============

Net income (loss) per share                              $        0.86      $      (0.43)        $        0.81       $      (1.32)
                                                         ==============     =============        ==============      =============

Notes: (1) Both primary and fully diluted earnings per share are the same for the three and nine months ended September 30, 1996, under APB 15, "Earnings Per Share"